Exhibit 10.1

RESOLVED, that effective January 1, 2005, an annual cash fee of twenty thousand dollars ($20,000) be paid on a quarterly basis to each member of the Board of Directors who is not an officer of the Company (“Outside Director”); provided that an annual cash fee of $35,000 be paid on a quarterly basis to the Chairman of the Board; and further

RESOLVED, that effective January 1, 2005, an annual grant of 2,000 shares of the Company’s common stock be paid to each Outside Director; provided that an annual grant of 4,000 shares be paid to the Chairman of the Board; and further

RESOLVED, that effective January 1, 2005, a fee of one thousand two hundred dollars ($1,200) be paid to each Outside Director for attendance, in person or by phone, at each meeting of the Board of Directors at which Outside Directors are expected to review written materials prior to the meeting, or otherwise prepare for the meeting, and then consider, decide, recommend or authorize a course of action, irrespective of whether the Board of Directors approves, rejects, tables, defers or makes any other decision on the proposed course of action, and provided that no fee be paid for an informational, telephonic meeting of the Board of Directors; and further

RESOLVED, that effective January 1, 2005, a fee of one thousand dollars ($1,000) be paid to each Outside Director (other than the Chairman of the Board) for attendance, in person or by phone, at a meeting of any committee of the Board of Directors at which Outside Directors are expected to review written materials prior to the meeting, or otherwise prepare for the meeting, and then consider, decide, recommend or authorize a course of action, irrespective of whether the Committee approves, rejects, tables, defers or makes any other decision on the proposed course of action, and provided that no fee be paid for an informational, telephonic meeting of any Committee; and further

RESOLVED, that effective January 1, 2005, an annual cash fee of five thousand dollars ($5,000) be paid on a quarterly basis to the Chairman of each committee of the Board of Directors other than the Chairman of the Audit Committee, and that an annual cash fee of eight thousand dollars ($8,000) be paid on a quarterly basis to the Chairman of the Audit Committee of the Board of Directors; and further

RESOLVED, that Outside Directors shall have the right to convert cash compensation into shares of the Company’s Common stock in accordance with the provisions of the Company’s 1996 Long Term Incentive and Share Award Plan; and further

RESOLVED, that Outside Directors shall have the right to defer payment of cash or stock compensation in accordance with the provisions of the Company’s Outside Directors Deferred Compensation Plan; and further

RESOLVED, that the Board of Directors hereby adopts a minimum stock ownership policy for Outside Directors (including the Chairman of the Board) requiring that (1) Outside Directors own and hold a minimum number of shares of the Company’s Common Stock equal to three times the number of shares included in the most recent annual grant of shares to each Outside Director other than the Chairman of the Board; (2) Outside Directors not sell shares of the Company’s Common Stock received as director compensation unless the minimum stock ownership level is met; and (3) Outside Directors accumulate the number of shares to meet the minimum stock ownership level within three years of first becoming a director; and further

RESOLVED, that directors shall be compensated for their expenses incident to attending meetings of the Board and Board Committees.